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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Haynes International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 23, 2008

  Dear Stockholders of Haynes International, Inc.:

        You are cordially invited to attend the Annual Meeting of Stockholders of Haynes International, Inc. ("Haynes") to be held Monday, February 23, 2009 at 2:00 p.m. (EST) at the Conrad Indianapolis, located at 50 West Washington Street, Indianapolis, Indiana 46204.

        The business to be discussed and voted upon by the Stockholders at the Annual Meeting is described in the accompanying Notice of Annual Meeting and Proxy Statement.

        We hope you are able to attend the Annual Meeting personally, and we look forward to meeting with you. Whether or not you attend it is important that your stock be represented and voted at the meeting. I urge you to please complete, date and return the proxy card in the enclosed envelope. The vote of each Stockholder is very important. You may revoke your proxy at any time before it is voted at the Annual Meeting by giving written notice to the Secretary of Haynes, by filing a properly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

        On behalf of the Board of Directors and management of Haynes, I thank you for your continued support.

Sincerely,
Haynes International, Inc.

Mark Comerford
President and Chief Executive Officer

 HAYNES INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 23, 2009

  Stockholders of Haynes International, Inc.:

        The Annual Meeting of Stockholders of Haynes International, Inc. ("Haynes") will be held at the Conrad Indianapolis, located at 50 West Washington Street, Indianapolis, Indiana 46204 on Monday, February 23, 2009 at 2:00 p.m. (EST) for the following purposes:

  (a)
  To elect directors of Haynes to serve for a one-year term,

  (b)
  To approve the Haynes International, Inc. 2009 Restricted Stock Plan and the reservation of 400,000 shares of common stock for issuance thereunder, and

  (c)
  To transact such other business as may properly come before the meeting.

        Only stockholders of record at the close of business on January 12, 2009 are entitled to notice of, and to vote at, the Annual Meeting.

        YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY. A RETURN ENVELOPE IS PROVIDED FOR THIS PURPOSE.

By Order of the Board of Directors,

Anastacia S. Kilian
Secretary

January 23, 2009
Kokomo, Indiana

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 23, 2009

GENERAL INFORMATION

        This proxy statement is furnished in connection with the solicitation by the Board of Directors of Haynes International, Inc. ("Haynes" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held at 2:00 p.m. (EST) on Monday, February 23, 2009, and at any adjournment thereof. The meeting will be held at the Conrad Indianapolis, located at 50 West Washington, Indianapolis, Indiana 46204. This proxy statement and the accompanying form of proxy were first mailed to stockholders of the Company (the "Stockholders") on or about January 23, 2009.

        A Stockholder signing and returning the enclosed proxy may revoke it at any time before it is exercised by delivering written notice to the Secretary of Haynes, by filing a properly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. The signing of a proxy does not preclude a Stockholder from attending the Annual Meeting in person. All proxies returned prior to the Annual Meeting, and not revoked, will be voted in accordance with the instructions contained therein. Any proxy not specifying to the contrary will be voted FOR each of the proposals set forth herein. Abstentions and broker non-votes are not counted for purposes of determining whether a proposal has been approved, but will be counted for purposes of determining whether a quorum is present.

        As of the close of business on January 12, 2009, the record date for the Annual Meeting, there were outstanding and entitled to vote 11,984,623 shares of common stock of Haynes. Each outstanding share of common stock is entitled to one vote. Haynes has no other voting securities outstanding. Stockholders do not have cumulative voting rights. All Stockholders of record as of January 12, 2009 are entitled to notice of and to vote at the Annual Meeting.

        A quorum will be present if a majority of the outstanding shares of common stock are present, in person or by proxy, at the Annual Meeting. If a quorum is present, the nominees for director will be elected by a plurality of the votes cast. With respect to the proposal to approve the Haynes International, Inc. 2009 Restricted Stock Plan and the reservation of 400,000 shares of common stock for issuance thereunder, and any other proposals which may properly come before the Annual Meeting, proposals will be approved, if a quorum is present, upon the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on such matters at the Annual Meeting.

        A copy of the Haynes International, Inc. Fiscal Year 2008 Annual Report and Form 10-K, including audited financial statements and a description of operations for the fiscal year ended September 30, 2008, accompany this proxy statement. The financial statements contained in the Form 10-K are not incorporated by reference in this proxy statement, but they do contain important information regarding Haynes. The solicitation of proxies is being made by Haynes, and all expenses in connection with the solicitation of proxies will be borne by Haynes. Haynes expects to solicit proxies primarily by mail, but directors, officers and other employees of Haynes may also solicit proxies in person or by telephone.

PROPOSALS FOR 2010 ANNUAL MEETING

        Stockholder proposals to be considered for presentation and inclusion in the proxy statement for the 2010 Annual Meeting of Stockholders must be submitted in writing to the Secretary of Haynes and received on or before November 25, 2009 and not earlier than October 26, 2009. If notice of any other Stockholder proposal intended to be presented at the 2010 Annual Meeting of Stockholders is not received by Haynes on or after October 26, 2009 but on or before November 25, 2009, the proxy solicited by the Board of Directors of Haynes for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Haynes proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.

        In addition, any Stockholder proposal must be in proper written form. To be in proper written form, a Stockholder's proposal must set forth as to each matter such Stockholder proposes to bring before the 2010 Annual Meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of such Stockholder, (c) the class or series and number of shares of capital stock of Haynes which are owned beneficially or of record by such Stockholder, (d) a description of all arrangements or understandings between such Stockholder and any other person or persons (including their names) in connection with the proposal of such business by such Stockholder and any material interest of such Stockholder in such business and (e) a representation that such Stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

        The mailing address of the principal executive offices of Haynes is 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Listed below are the only individuals and entities known by Haynes to own more than 5% of the outstanding common stock of the Company as of December 31, 2008 (assuming that their holdings have not changed from such other date as may be shown below):

Name	Number	Percent(1)
Shapiro Capital Management LLC(2)	1,373,286	11.46%
T. Rowe Price Associates, Inc.(3)	1,206,240	10.1%
Lord Abbett & Co. LLC(4)	1,160,233	9.7%
Keeley Asset Management Corp.(5)	757,000	6.3%
Columbia Wanger Asset Management, L.P.(6)	710,000	5.9%
Royce & Associates LLC(7)	708,772	5.9%
Thomson Horstmann & Bryant, Inc.(8)	682,699	5.7%

(1)
The percentage is calculated on the basis of 11,984,623 shares of common stock outstanding as of December 31, 2008.

(2)
The address of Shapiro Capital Management LLC is 3060 Peachtree Road Northwest, Suite 1555, Atlanta, Georgia 30305-2240. Based solely on Form 13G filed January 9, 2009 with the Securities and Exchange Commission. Represents sole voting power over 1,148,136 shares, shared voting power over 222,150 shares, and sole dispositive power over 1,373,286 shares.

(3)
The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street 10th floor, Baltimore, Maryland 21202-1009. Based solely on Form 13F for the quarter ended September 30, 2008, filed November 13, 2008 with the Securities and Exchange Commission.

(4)
The address of Lord Abbett & Co. LLC is 90 Hudson Street, Jersey City, New Jersey 07302-3973. Based solely on Form 13F for the quarter ended September 30, 2008, filed November 14, 2008 with the Securities and Exchange Commission.

(5)
The address of Keeley Asset Management Corp. is 401 South LaSalle Street, Suite 1201, Chicago, Illinois 60605-1014. Based solely on Form 13F for the quarter ended September 30, 2008, filed November 10, 2008 with the Securities and Exchange Commission.

(6)
The address of Columbia Wanger Asset Management, L.P. is 3227 West Monroe Street, Suite 3000, Chicago, Illinois 60606-5016. Based solely on Form 13F for the quarter ended September 30, 2008, filed November 10, 2008 with the Securities and Exchange Commission.

(7)
The address of Royce & Associates LLC is 1414 Avenue of the Americas, 9th floor, New York, New York 10019-2578. Based solely on Form 13F for the quarter ended September 30, 2008, filed November 12, 2008 with the Securities and Exchange Commission.

(8)
The address of Thomson Horstmann & Bryant, Inc. is Park 80 West, 5th floor, Saddle Brook, New Jersey 07663-5808. Based solely on Form 13F for the quarter ended September 30, 2008, filed November 12, 2008 with the Securities and Exchange Commission.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table shows the ownership of shares of Haynes common stock as of December 31, 2008, by each director, the Chief Executive Officer, the Chief Financial Officer, and the other three most highly compensated officers during fiscal year 2008 (the "Named Executive Officers") and the directors and executive officers as a group. Except as noted below, the directors and executive officers have sole voting and investment power over these shares of common stock. The business address of each person indicated is c/o Haynes International, Inc., 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013.

Name	Number	Percent(1)
Mark Comerford	1,741	*
John C. Corey(2)	8,118	*
Paul J. Bohan(3)	15,382	*
Donald C. Campion(2)	5,705	*
Robert H. Getz(2)	5,666	*
Timothy J. McCarthy(2)	5,666	*
Francis J. Petro(2)	8,000	*
William P. Wall(2)	5,666	*
Ronald W. Zabel(2)	5,666	*
August A. Cijan(2)	53,012	*
James A. Laird(2)	3,333	*
Marcel Martin(2)	53,679	*
Scott Pinkham(2)	1,666	*
All Directors and executive officers as a group (21 persons)	177,900	1.48%

*
Represents beneficial ownership of less than one percent of the outstanding common stock.

(1)
The percentages are calculated on the basis of 11,984,623 shares of common stock outstanding as of December 31, 2008.

(2)
All shares reported are shares which may be acquired within sixty days of December 31, 2008 through the exercise of vested stock options.

(3)
Includes 10,382 shares which may be acquired within sixty days of December 31, 2008 through the exercise of vested stock options.

PROPOSALS TO BE VOTED UPON

1.     ELECTION OF DIRECTORS

Nominees

        The Amended and Restated By-Laws of Haynes provide for no fewer than three and no more than nine directors, each of whom is elected for a one-year term. The Board of Directors has fixed the number of directors at seven. The terms of all incumbent directors will expire at the Annual Meeting. Upon the recommendation of the Corporate Governance Committee, the Board of Directors has nominated seven of the directors who served in fiscal 2008 for re-election at the Annual Meeting. The directors nominated for re-election are (the "Nominated Directors"):

Name	Age on 12/31/08	Position	Served as Director Since
Mark Comerford	47	President and Chief Executive Officer; Director	2008
John C. Corey	61	Chairman of the Board; Director	2004
Paul J. Bohan	63	Director	2004
Donald C. Campion	60	Director	2004
Robert H. Getz	46	Director	2006
Timothy J. McCarthy	68	Director	2004
William P. Wall	46	Director	2004

        The Board of Directors recommends that Stockholders vote FOR the election of all of the Nominated Directors and, unless authority to vote for any Nominated Director is withheld, the accompanying proxy will be voted FOR the election of all the Nominated Directors. However, the persons designated as proxies reserve the right to cast votes for another person designated by the Board of Directors in the event that any Nominated Director becomes unable or for good cause will not serve. Proxies will not be voted for more than seven nominees. If a quorum is present, those nominees receiving a plurality of the votes cast will be elected to the Board of Directors.

Business Experience of Nominated Directors

        Mark Comerford was elected President and Chief Executive Officer and a director of the Company on October 1, 2008. Before joining the Company, Mr. Comerford was President of Alloy Products, the largest business unit within Brush Wellman Inc. Since 1998, Mr. Comerford served in various positions for Brush Wellman Inc., both in the USA and Southeast Asia. Mr. Comerford also held positions at Carpenter Technology and American Brass in the areas of metallurgical engineering, international and commercial management.

        John C. Corey has been a director and the Chairman of the Board since August 31, 2004. Mr. Corey also serves as a member of the Corporate Governance Committee of the Board. Since January 2006, Mr. Corey has served as President, Chief Executive Officer and a director of Stoneridge, Inc., a manufacturer of electrical and electronic components, modules and systems for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. From October 2000 through December 2005, Mr. Corey served as the President, Chief Executive Officer and a director of Safety Components International, Inc., a manufacturer of automotive airbags.

        Paul J. Bohan has been a director since August 31, 2004. Mr. Bohan also serves as the Chairman of the Corporate Governance Committee of the Board. He retired as a Managing Director of Citigroup in February 2001. Mr. Bohan currently serves on the Board of Directors of Arena Brands, Inc.; Revlon, Inc.; and the New York Police and Fire Widows' and Children's Benefit Fund.

        Donald C. Campion has been a director since August 31, 2004. Mr. Campion also serves as the Chairman of the Audit Committee and as a member of the Compensation Committee of the Board. From January 2003 until July 2004, Mr. Campion served as Chief Financial Officer of Verifone, Inc. Mr. Campion previously served as Chief Financial Officer of several companies, including Special Devices, Inc., Cambridge, Inc., Oxford Automotive, Inc., and Delco Electronics Corporation. He has had experience with implementation of internal controls and Sarbanes-Oxley 404 compliance.

        Robert H. Getz has been a director since March 31, 2006. Mr. Getz also serves as a member of the Audit and Compensation Committees of the Board. Since 1996, Mr. Getz has been a Managing Director and Partner of Cornerstone Equity Investors, LLC, a New York-based private equity investment firm which he co-founded. Mr. Getz formerly served on the Boards of Directors of Centurion International, Inc., Novatel Wireless, Inc. and SITEL Corporation.

        Timothy J. McCarthy has been a director since August 31, 2004. Mr. McCarthy also serves as the Chairman of the Compensation Committee and as a member of the Audit Committee of the Board. Since 1985 he has served as the President of C.E. Minerals, an industrial mineral business.

        William P. Wall has been a director since August 31, 2004. Mr. Wall also serves on the Audit and Corporate Governance Committees of the Board. Mr. Wall joined Abrams Capital, LLC, a value-oriented investment firm headquartered in Boston, in February 2006, where he serves as general counsel and a director of Abrams Capital International, Ltd. and Automile Holdings LLC. From July 2003 through April 2005, Mr. Wall was a Partner in Andover Capital, a hedge fund focused on leveraged companies. Prior to that, he spent seven years at Fidelity Investments in several roles, most recently serving as a Managing Director of Fidelity Capital Investors, a private equity group funded by Fidelity.

Corporate Governance

Meetings of the Board of Directors and Committees

        The Board of Directors held fifteen meetings during the fiscal year ended September 30, 2008. No member of the Board of Directors attended fewer than 75% of the meetings of the Board of Directors and meetings of any committee of the Board of Directors of which he was a member. Scheduled meetings are supplemented by frequent informal exchanges of information and actions taken by unanimous votes without meetings. All of the members of the Board of Directors are encouraged, but not required, to attend Haynes' annual meetings. All of the current members of the Board of Directors attended Haynes' 2008 Annual Meeting. The following chart shows the members and the number of meetings in fiscal 2008 of each of the standing committees of the Board of Directors at which a quorum was present:

Committee	Members	Meetings in Fiscal 2008
Audit	Donald C. Campion	7
	Timothy J. McCarthy
	William P. Wall
	Robert H. Getz
Compensation	Timothy J. McCarthy	9
	Donald C. Campion
	Ronald W. Zabel
	Robert H. Getz
Corporate Governance Committee	Paul J. Bohan	4
	John C. Corey
	William P. Wall

Meetings of Non-Management Directors

        Pursuant to the independence standards under the Governance Guidelines and applicable rules of the NASDAQ Stock Market, the non-management members of the Board of Directors meet in an executive session at least twice per year, and usually in connection with every regularly-scheduled in-person board meeting, to: (a) review the performance of the management team and (b) address any other matters affecting Haynes that may concern individual directors. In fiscal year 2008, the non-management directors met in executive session four times. When meeting in executive session, the senior person present was chosen to preside over these sessions. In most executive sessions, the presiding person was our Chairman, Mr. Corey.

        Committee Structure

        The Board of Directors has established an Audit Committee (in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), a Compensation Committee and a Corporate Governance Committee.

        The Audit Committee is responsible for:

  •
  reviewing and approving conflict of interest transactions for Haynes,

  •
  retaining, reviewing and dismissing the independent auditors,

  •
  reviewing, in connection with the independent auditors, the audit plan, the adequacy of internal controls, the audit report and management letter, and

  •
  undertaking such other incidental functions as the Board of Directors may authorize.

The Board of Directors has adopted a charter for the Audit Committee, a copy of which is posted on our website at www.haynesintl.com/IRBoardCommitteeCharters.htm.

        The Compensation Committee is responsible for:

  •
  determining executive compensation policies,

  •
  administering compensation plans and salary programs, including performing an annual review of the total compensation and recommended adjustments for all executive officers, and

  •
  administering equity-based compensation plans.

The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is posted on our website at www.haynesintl.com/IRBoardCommitteeCharters.htm.

        The Corporate Governance Committee is responsible for assisting the Board of Directors by overseeing the performance and composition of the Board of Directors to ensure effective governance. The Board of Directors has adopted a charter for the Corporate Governance Committee, a copy of which is posted on our website at www.haynesintl.com/IRBoardCommittee Charters.htm.

Independence of the Board of Directors and Committee Members

        Except for Mr. Petro in fiscal 2008, and Messrs. Petro and Comerford in fiscal 2009, all of the members of the Board of Directors, including all of the members of the Audit Committee, the Compensation Committee and the Corporate Governance Committee, meet the criteria for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended and in Rule 4200(A)(15) of the NASD Manual. The Board of Directors has determined that Mr. Campion, the Chair of the Audit Committee, is an "audit committee financial expert" (as defined by Item 407(d)(5)(ii) of Regulation S-K) and is "independent" (as defined by Rule 4200(A)(15) of the NASD Manual).

Family Relationships

        There are no family relationships among the directors and executive officers of Haynes.

Corporate Governance Committee and Director Nominations

        Nominees for the Board of Directors are currently recommended for nomination to the Board of Directors by the Corporate Governance Committee. The Corporate Governance Committee bases its recommendation for nomination on criteria that it believes will provide a broad perspective and depth of experience in the Board of Directors. In general, when considering independent directors, the Corporate Governance Committee will consider the candidate's experience in areas central to the Company, such as business, finance, legal and regulatory compliance, as well as considering the candidate's personal qualities and accomplishments. The Corporate Governance Committee has no formal policy regarding the consideration of director candidates recommended by Stockholders, but will act on a case-by-case basis in the event of any such recommendation. Due to the process provided for Stockholder nominations (described below), the Corporate Governance Committee believes that it is not necessary to have a formal policy on this matter.

        Stockholders may nominate directors by providing timely notice thereof in proper written form to the Secretary of Haynes. To be timely, a Stockholder's notice to the Secretary must be delivered to or mailed and received at Haynes' principal executive offices (a) in the case of an annual meeting, not less than ninety days nor more than one hundred twenty days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five days before or after such anniversary date, notice by the Stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of Stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

        To be in proper written form, a Stockholder's notice to the Secretary must set forth (a) as to each person whom the Stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the Stockholder giving the notice (i) the name and record address of such Stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such Stockholder, (iii) a description of all arrangements or understandings between such Stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such Stockholder, (iv) a representation that such Stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, and (v) any other information relating to such Stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Code of Ethics

        Haynes has adopted a code of ethics (as defined by the rules and regulations of the Securities and Exchange Commission) that applies to its Chief Executive Officer, Chief Financial Officer, and Controller, as well as to our directors and other officers and employees, which is called the Code of Business Conduct and Ethics. This Code is posted on our website at www.haynesintl.com/CodeofBusinessConductandEthics.pdf.

Communications with Board of Directors

        Stockholders may communicate with the full Board of Directors by sending a letter to Haynes International, Inc. Board of Directors, c/o Secretary, 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013. Haynes' Secretary will review the correspondence and forward it to the Chair of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to Haynes or its business, or is similarly inappropriate. In addition, interested parties may contact the non-management directors as a group by sending a written communication to the Secretary as directed above. Such communication should be clearly addressed to the non-management directors.

Director Compensation Program

        Directors who are also Haynes employees do not receive compensation for their services as directors. Following is a description of our compensation program for non-management directors in fiscal 2008. The Corporate Governance Committee regularly reviews the compensation paid to non-management directors and recommends changes to the Board of Directors, as appropriate.

        Director Compensation Table

        The following table and footnotes provide information regarding the compensation paid to our non-employee members of the Board of Directors in fiscal 2008.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
J. C. Corey, Chairman	$126,000	$41,026	$167,026
P. J. Bohan, Director	$134,000	$41,026	$175,026
D. C. Campion, Director	$139,000	$41,026	$180,026
R. H. Getz, Director	$127,000	$41,026	$168,026
T. J. McCarthy, Director	$134,000	$41,026	$175,026
W. Wall, Director	$122,000	$41,026	$163,026
R. W. Zabel, Director	$132,000	$41,026	$173,026

(1)
Represents the grant date fair value calculated in accordance with FAS 123R, but excludes any forfeiture assumptions related to service-based vesting conditions as prescribed by SEC rules.

        Compensation Consultant

        CCA Strategies (now known as Total Rewards Strategies), a national compensation and employee benefits consulting firm, reviewed the fiscal 2007 Board and Committee annual retainers, meeting fees and stock option grants and confirmed that they were appropriate and in line with those of a peer group of companies recommended by CCA and approved by the Compensation Committee. The peer group was comprised of direct competitors and a broader group of companies in the industrial metals and minerals industries, as well as Indiana-based companies (more information on the peer group can be found below in "Executive Compensation—Independent Benchmarking"). In January, 2008, CCA provided a memorandum to the Compensation Committee describing compensation trends in 2008. Specially, the CCA memorandum provided that total director compensation was expected to increase from 10% to 20%, and noting that smaller and medium sized companies were expected to have greater increases than large companies, including increased equity grants. Based upon its review of this information, with the exception of the stock option grants (discussed below), the Compensation Committee elected to leave fiscal 2008 director compensation (including annual retainers and meeting fees) at the same levels as fiscal 2007.

        Annual Retainer

        Non-management members of the Board of Directors received a $40,000 annual retainer related to their Board of Directors duties and responsibilities, which is paid in advance in four equal installments of $10,000 each. Additionally, there is a $20,000 annual retainer for serving as Chairman of the Board, also paid in four equal installments. Directors receive a fee of $2,000 for each meeting of the Board of Directors attended in-person or via teleconference. We reimburse directors for their out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee thereof.

        Committee Fees

        There is a $15,000 annual retainer for serving as the chairman of the Audit Committee, and a $10,000 annual retainer for serving as chairman of any other committee of the Board of Directors. With the exception of the special Search Committee formed in connection with the search for a new Chief Executive Officer, which is discussed below, directors receive a fee of $2,000 for each committee meeting attended in-person or via teleconference.

        In fiscal 2008, the Board formed the Search Committee for the purpose of conducting a search for a new Chief Executive Officer. This committee was dissolved upon the hiring of Mr. Comerford on October 1, 2008. Messrs. Bohan, Corey, Zabel and Wall served as members of the Search Committee. Members of the Search Committee received $2,000 for each substantive in-person meeting attended and $1,000 for each meeting conducted by conference call. The Search Committee met 14 times in fiscal 2008.

        Stock Options

        In 2004, in connection with our emergence from Chapter 11 reorganization, each non-employee director (other than Mr. Getz, who was not then a director) was granted a non-qualified stock option to purchase 15,000 shares of our common stock at a price of $12.80 per share under the 2004 Haynes International, Inc. Stock Option Plan. In connection with becoming a director, Mr. Getz received 15,000 stock options granted on March 31, 2006 at a price of $31.00 per share.

        In March, 2007, each director was granted non-qualified stock options to purchase 2,000 shares of our common stock at a price of $72.93 per share under the 2007 Haynes International, Inc. Stock Option Plan. The CCA Strategies analysis established the median annual long-term incentive market rate awards for directors was $33,800. The option award granted to directors in fiscal 2007 was valued under the Black-Sholes pricing model at approximately $38,118, or $19.06 per share, and was consistent with the peer group median long-term incentive awards.

        In March, 2008, each director was granted non-qualified stock options to purchase 2,500 shares of our common stock at a price of $54.00 per share under the 2007 Haynes International, Inc. Stock Option Plan. The option award granted to directors in fiscal 2008 was valued under the Black- Sholes pricing model at approximately $41,026, or $16.41 per share. The value of options granted in fiscal 2008 increased by 7.6% from fiscal 2008. In light of the fact that the compensation consultant indicated that an increase of 10% to 12% in total compensation to board members was the expected trend for public companies, and the fact that annual retainers and meeting fees were not increased, the Compensation Committee determined that an increase in the value of a long-term incentive like stock options was appropriate for Board members in fiscal 2008.

        Indemnification Agreements

        Effective August 13, 2006, we agreed to indemnify all of our directors (including Mr. Petro) against loss or expense arising from such individuals' service to us and our subsidiaries and affiliates, and to advance attorneys' fees and other costs of defense to such individuals in respect of claims that may be eligible for indemnification under certain circumstances. Effective October 1, 2008, the Company entered into a similar agreement with Mr. Comerford.

        Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee as of September 30, 2008 were Messrs. McCarthy, Zabel, Campion, and Getz. None of the members of the Compensation Committee are now serving or previously have served as employees or officers of the Company or any subsidiary, and none of the Company's executive officers serve as directors of, or in any compensation related capacity for, companies with which members of the Compensation Committee are affiliated.

Executive Compensation

Compensation Committee Report

        The Compensation Committee of the Board of Directors has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K for the fiscal year ended September 30, 2008.

  SUBMITTED BY THE COMPENSATION COMMITTEE

  Timothy J. McCarthy, Chair
  Donald C. Campion
  Robert H. Getz
  Ronald W. Zabel

Compensation Discussion and Analysis

        Overview

        This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation in fiscal 2008 for Francis J. Petro, our former principal executive officer; Marcel Martin, our principal financial officer; and August A. Cijan, James A. Laird, and Scott Pinkham our other three most highly compensated executive officers in fiscal 2008. Detailed information regarding the compensation of these executive officers, who are referred to as "Named Executive Officers" or "NEOs", appears in the tables following this Compensation Discussion and Analysis. This Compensation Discussion and Analysis should be read in conjunction with those tables.

        This Compensation Discussion and Analysis consists of the following parts:

        Responsibility for Executive Compensation Decisions.

        Role of Executive Officers in Compensation Decisions.

        History of Our Compensation Programs.

        Compensation Philosophy and Principles.

        Committee Procedures.

        Setting Named Executive Officer Compensation in fiscal 2008.

        On October 1, 2008, Mark Comerford was appointed President and Chief Executive Officer of the Company, replacing Mr. Petro who retired from the position as of September 30, the last day of our 2008 fiscal year. This Compensation Discussion and Analysis covers compensation paid to Mr. Petro in fiscal 2008.

        Responsibility for Executive Compensation Decisions

        The Compensation Committee of our Board of Directors, whose membership is limited to independent directors, acts pursuant to a board-approved charter. The Compensation Committee is responsible for approving the compensation programs for all executive officers, including the Named Executive Officers, and making decisions regarding specific compensation to be paid or awarded to them. Although the Compensation Committee approves all elements of an executive officer's compensation, it approves equity grants and certain other incentive compensation subject to approval by the full board.

        Role of Executive Officers in Compensation Decisions

        No Named Executive Officer participates directly in the determination of his or her compensation. For Named Executive Officers other than himself, in fiscal 2008 our Chief Executive Officer provided the Compensation Committee with performance evaluations and recommended salary levels as part of the compensation determination process. The Chief Executive Officer's (Mr. Petro in fiscal 2008) performance was evaluated by our Board of Directors. Mr. Petro's fiscal 2008 base salary was established by the employment agreement he entered into in fiscal 2007. Mr. Petro and Mr. Martin, our Chief Financial Officer, worked closely with the Compensation Committee on the development of the financial targets and overall annual bonus levels to be provided to the Named Executive Officers under the management incentive plan, or MIP, as those amounts are based on the annual operating budget. The Compensation Committee retains the full authority to accept or reject all compensation recommendations provided by the officers.

        History of our Compensation Programs

        Certain elements of compensation programs in effect for the Named Executive Officers in fiscal 2008 were influenced by our recent history. On March 29, 2004, we and our U.S. subsidiaries and U.S. affiliates as of that date filed voluntary petitions for reorganization relief under Chapter 11 of the U.S. Bankruptcy Code. Our plan of reorganization was confirmed on August 16, 2004, and became effective when we emerged from bankruptcy on August 31, 2004. Our compensation programs developed at that time had the overriding objective of encouraging our successful progress out of the financial restructuring under our Chapter 11 proceeding.

        During the reorganization process and immediately following emergence from reorganization, our compensation philosophy focused on retaining and recruiting key executives. To that end, the creditor's committee approved the following compensation arrangements still effective in fiscal 2008:

  •
  our supplemental executive retirement plan which provided benefits to Mr. Petro in connection with his retirement,

  •
  termination benefits agreements to encourage the Named Executive Officers (other than Mr. Petro) to remain with the Company through any change in control transaction, and

  •
  consistent with practices of companies emerging from Chapter 11 reorganization, significant upfront equity awards to the Named Executive Officers who were employed at that time to align their interests more closely with those of our new Stockholders.

        With the successful transition from reorganization, our philosophy for setting new compensation levels and awards emphasizes performance-based awards rather than awards which compensate on the basis of service alone.

        Compensation Philosophy and Principles

        Our compensation program is designed to attract, motivate, reward and retain key executives who drive our success and enable us to consistently achieve corporate performance goals and increase Stockholder value. We seek to achieve these objectives through a compensation package that:

  •
  Pays for performance: Our management incentive plan, or MIP, provides incentives to our executive officers based upon meeting or exceeding specified financial goals, taking into consideration the ability of our executives to influence our financial results.

  •
  Supports our business strategy: The annual bonus provided by our management incentive plan focuses our executive officers on near term goals, while our stock option plans aim to engage management in our long-term growth. We believe both of those elements serve to align management interests with creating Stockholder value.

  •
  Pays competitively: We set compensation levels so that they are in line with those of individuals holding comparable positions and producing similar results at other multi-national corporations of similar size, value and complexity.

        Committee Procedures

        In November 2006, the Compensation Committee engaged the services of CCA Strategies (now known as Total Rewards Strategies), or CCA, a national compensation and employee benefits consulting firm, to evaluate and advise it regarding the reasonableness of our executive compensation programs and pay. The Compensation Committee consulted with CCA in its review of matters affecting executive compensation, including the Compensation Committee's review of base salary, the MIP, and stock option grants. A representative of CCA participated in meetings of the Compensation Committee at the request of the committee chairman, Mr. McCarthy. We had no prior relationship with CCA before it was engaged by the Compensation Committee, and CCA has not performed other services for us or our management.

        CCA provided a benchmarking study (described below) which the Compensation Committee used to set compensation increases in fiscal 2007. In setting compensation for fiscal 2008, the Compensation Committee again reviewed this benchmarking study, and also relied upon a memorandum on 2008 executive compensation trends provided by CCA.

        In order to assure that our compensation arrangements are appropriate and consistent with our underlying compensation philosophy, the Compensation Committee also reviewed information prepared by our human resources department. This information compared our compensation programs and amounts payable under those programs with the programs and amounts shown in a national survey.

        As discussed below, the Compensation Committee used benchmarking in setting specific elements of compensation in fiscal 2008. Although the committee believes that benchmarking is appropriate, and it intends to use benchmarking in the future to evaluate the compensation of its Named Executive Officers in light of the compensation provided by our peers, it does not believe that it is appropriate to use a formula based on benchmarks for setting a Named Executive Officer's compensation or any single element of that compensation.

        Internal Benchmarking and Evaluation

        In evaluating Named Executive Officer compensation, each year since fiscal 2004 the Compensation Committee has considered information provided by our human resources department regarding compensation programs and amounts paid by similar companies. In prior years, the Committee has determined that compensation levels were adequate based on the bench-marks. For fiscal 2008, this information included compensation benchmarking from the "Survey Report of Top Compensation 2007/2008" produced by Watson Wyatt Data Services. The information in the Survey Report was customized to take into consideration our geographic competition, sales volume and industry, thereby providing multiple data sources for comparison. The human resources department also provided information to the committee regarding the salary planning matrix prepared in conjunction with our annual operating budget, individual progress reviews, internal compensation equity and geographic competition. This allowed the Compensation Committee to evaluate the compensation of our Named Executive Officers in light of the compensation paid to our other executives, although such information was not used to establish a formula on which to base compensation.

        Independent Benchmarking

        As part of its determination of fiscal 2008 compensation levels, the Compensation Committee relied on a comparison provided by CCA of our fiscal 2007 compensation programs and amounts paid under those programs with the programs and amounts of the Peer Group. The Peer Group consisted of information for the named executive officers of a group of 31 peer group companies (listed below) recommended by CCA and approved by the Compensation Committee. The Peer Group is comprised of direct competitors and a broader group of companies in the industrial metals and minerals industries, as well as Indiana-based companies. The companies in the Peer Group had median 2005 revenue of $617.5 million and median market value of $340.0 million. Haynes had fiscal 2007 revenue of $559.8 million and market value of $1,008.0 million, and fiscal 2008 revenue of $637.0 million and market value of $561.2 million. The Compensation Committee believes that the Peer Group is representative of the labor market in which we compete for executive talent.

        The Peer Group companies were:

Allegheny Technologies Incorporated	A.M. Castle	American Commercial Lines Inc.
Ameron International Corporation	Brush Engineered Materials, Inc.	Carpenter Technology Corporation
Coachmen Industries, Inc.	Compass Minerals International, Inc.	CTS Corporation
Ducommun Inc.	Enpro Industries, Inc.	Franklin Electric Co., Inc.
Insteel Industries, Inc.	Keystone Consolidated Industries, Inc.	Ladish Co., Inc.
Matthews International Corporation	Metalico, Inc.	Northwest Pipe Company
Olympic Steel, Inc.	Precision Castparts Corp.	RTI International Metals, Inc.
Shiloh Industries, Inc.	Skyline	Steel Technologies, Inc.
Supreme Industries, Inc.	Symmetry Medical, Inc.	Titan International, Inc.
Titanium Metals Corporation	United Industrial Corporation	Universal Stainless & Alloy Products, Inc.
Wolverine Tube, Inc.

        In setting fiscal 2007 compensation, through CCA's benchmarking study, the Compensation Committee compared the total amount of the Named Executive Officers' base salary, annual bonus under the MIP, total cash compensation and long-term incentives (stock options) with both the 50th and 75th percentiles of the Peer Group companies. These measures were compared on both a group and individual level.

        In setting fiscal 2008 compensation, the Compensation Committee relied upon both the CCA benchmarking study as well as a memorandum from CCA describing executive compensation trends in fiscal 2008. Specifically, CCA indicated that projected 2008 salary increases for executives were expected to be at a median increase of 4.1% and at the 75% percentile, 4.5%, although this data was not used to establish a formula on which to base compensation.

        Setting Named Executive Officer Compensation in Fiscal 2008

        Components of Compensation

        The chief components of each Named Executive Officers' compensation are:

  •
  base salary,

  •
  annual cash bonus under the MIP, and

  •
  long-term equity incentive compensation in the form of stock options.

        In general, we seek to achieve a balance among these components that reflects the balance offered by the companies in the Survey Report and the Peer Group for officers holding comparable positions.

        Base Salary

        The purpose of the base salary is to provide a fixed element of compensation to the Named Executive Officers based on the scope and complexity of their role, their current and historical performance and their relative position compared to that paid by peer companies. In determining fiscal 2008 base salary for the Named Executive Officers, the Compensation Committee considered multiple factors. Initially, the Compensation Committee used as a benchmark the median base salary paid by the companies in the Survey Report and the Peer Group companies for executives holding similar positions. After reviewing the market data, the Compensation Committee determined that it would use the median base salary of the named executive officers in the Peer Group holding equivalent positions to our Named Executive Officers as a baseline for determining the reasonableness of the base salaries of our Named Executive Officers. The Compensation Committee believes that this median reflects a range of salaries which are reasonable, but which also serve the goals of retention and competitiveness. The Compensation Committee compared the base salary paid to the Named Executive Officers as of January 1, 2008 to the median. The following table shows the January 1, 2008 base salary of each Named Executive Officer as a percentage of the median base salary for similarly titled officers in the Peer Group:

Named Executive Officer	January 1, 2008 Base Salary as a Percentage of the 2006 Median Market Rate
Francis J. Petro	110%
Marcel Martin	97%
August Cijan	95%
James A. Laird	95%
Scott Pinkham	79%

        After reviewing how the base salary of each Named Executive Officer on January 1, 2008 compared to the median of base salaries for counterparts in the Peer Group, the Compensation Committee then reviewed individual progress reviews for the Named Executive Officers. Mr. Petro prepared these reviews for the other Named Executives Officers, while the Board of Directors prepared Mr. Petro's performance review. In addition, the Compensation Committee reviewed corporate financial performance and the salary planning matrix which is prepared in accordance with our annual operating budget, each as provided by our human resources department. The Compensation Committee also took into consideration base salary recommendations from Mr. Petro (for named executive officers other than himself) and the internal equity of base salaries among the Named Executive Officers, but also base salary equity among the rest of the executive team and employees at all levels of the Company. These factors were used by the Compensation Committee to determine whether to increase the base salary of each Named Executive Officer (other than Mr. Petro) for the remainder of fiscal 2008. Mr. Petro's fiscal 2008 base salary was established by his employment agreement and was not changed as a result of this review. For the other Named Executive Officers, based on the above factors, the following changes were made to the base salaries, effective as of July 1, 2008:

Named Executive Officer	Base Salary as of July 1, 2008	Base Salary as a Percentage of the Median Market Rate
Marcel Martin	$250,000	105%
August A. Cijan	$200,000	90%
James A. Laird	$218,000	99%
Scott Pinkham	$200,000	90%

        Management Incentive Plan—Annual Non-Equity Incentive Plan Compensation

        The purpose of the management incentive plan, or MIP, is to provide an annual cash bonus based on the achievement of specific performance goals, tying compensation to the creation of value for Stockholders. Specifically, under the MIP the Board of Directors has the discretion to award a cash bonus equal to a percentage of the employee's base salary. The percentage of base salary which may be awarded will vary depending upon whether consolidated corporate financial goals are met at the minimum, target or maximum performance levels. The MIP allows the Board of Directors discretion to administer the plan, including not paying out any compensation thereunder, accounting for unforeseen one-time transactions, or adjusting the performance measures based on external economic factors.

        For fiscal 2008, the target performance level was established by our consolidated annual operating budget. The annual operating budget is developed by management and presented by the CEO and the CFO to the Board of Directors for its review and approval. The target was intended to represent corporate performance which the Board of Directors believed was more likely than not to be achieved based upon management's presentation of the annual operating budget, while the minimum and maximum levels represent more and less achievable variations of that budget.

        For fiscal 2008, the Company's minimum, target and maximum performance levels were as follows:

	(in millions)
	Net Income	Revolver (Cash Position)
Minimum	$66.3	$(12.6)
Target	$74.8	$(21.1)
Maximum	$83.3	$(29.6)

        The bonuses payable under the fiscal 2008 MIP were established in reference to the historical payouts made under the MIP since fiscal 2004. The table below shows the payout opportunities for the Named Executive Officers for fiscal 2008 ($ in thousands):

	Minimum Bonus as % of Salary	Minimum Bonus $	Target Bonus as % of Salary	Target Bonus $	Maximum Bonus as % of Salary	Maximum Bonus $
Francis J. Petro	40%	$208,000	80%	$416,000	120%	$624,000
Marcel Martin	25%	$57,500	45%	$103,500	67.5%	$155,250
August A. Cijan	25%	$52,500	45%	$94,500	67.5%	$141,750
James A. Laird	25%	$52,500	45%	$94,500	67.5%	$141,750
Scott Pinkham	12.5%	$21,875	25%	$43,750	37.5%	$65,625

        Although specific financial performance measures were not met under the fiscal 2008 MIP, it was the recommendation of the Compensation Committee that the Board of Directors award bonuses to certain executives to reward their individual contributions to fiscal 2008 financial performance in light of a difficult economic environment. Cash bonuses were paid in the following amounts:

Fiscal 2008 MIP Payout
Francis J. Petro	$150,000
Marcel Martin	$65,000
August A. Cijan	—
James A. Laird	$60,000
Scott Pinkham	$35,000

        Stock Option Grants

        We have two stock option plans that authorize the granting of non-qualified stock options to certain of our key employees and non-employee directors for the purchase of a maximum of 1,500,000 shares of our common stock. Our original option plan was adopted in 2004 pursuant to our plan of reorganization and provides for the grant of options to purchase up to 1,000,000 shares of our common stock. In January 2007, our Board of Directors adopted a new option plan, also approved by our Stockholders in fiscal 2007, that provides for options to purchase up to 500,000 shares of our common stock. All options granted under our plans vest in three equal annual installments on the first, second and third anniversaries of the grant date.

        Under Internal Revenue Code Section 162(m), subject to an exception for qualifying performance-based compensation, we cannot deduct compensation of over $1 million in annual compensation paid to certain executive officers. Options granted pursuant to our option plans are intended to qualify as qualifying performance-based compensation exempt from this deduction limitation. As a result, it is not anticipated that a grant of options under these plans will cause the deduction limit to be exceeded for any executive employee.

        As discussed above, in connection with the Company's emergence from Chapter 11 reorganization in late 2004, the Named Executive Officers, as well as other members of our management team, were granted significant up-front equity awards which recognized the efforts of the management team required to re-launch operations after the reorganization. In fiscal 2005 and 2006, the Compensation Committee did not issue any further equity compensation grants (other than to newly hired or promoted executives), while the management team was given time to grow our business by executing the post-reorganization strategy.

        Following our public offering in fiscal 2007, in which all of our executive officers and directors were given the opportunity to include for sale up to 50.3% of the shares underlying their total options (vested and unvested at that date), the Compensation Committee determined that the timing was appropriate to grant further stock options to ensure that the long-term interests of management continued to be aligned with the Stockholders and to encourage their focus on our long-term performance. To that end, the Compensation Committee granted stock options to the management team, including the Named Executive Officers, in March 2007 and March 2008. The Compensation Committee believes that the stock options, in conjunction with the other elements of compensation described herein, align management's interests with those of the Stockholders and will provide no return whatsoever if Stockholders do not realize gains. In determining the number of shares to be granted to the Named Executive Officers, the Compensation Committee established the value of the shares underlying the options at $19.06 for the March 2007 grant and $16.41 for the March 2008 grant pursuant to Financial Accounting Standard 123R, or FAS 123R, using the Black-Sholes pricing model. The Compensation Committee then set a total pool of options for grant to all executive officers of approximately $2.4 million for the March 2007 grant and $2.1 million for the March 2008 grant. Finally, to determine the number of options granted to the Named Executive Officers, the Compensation Committee split the options pool based roughly on the percentage of the total option pool each Named Executive Officer received in fiscal 2004, or the percentage that others at such Named Executive Officer's level received in the event that the Named Executive Officer was not employed in fiscal 2004.

        We currently do not have any formal plan requiring us to grant equity compensation on specified dates. With respect to newly hired or promoted executives, our practice is typically to consider stock grants at the first meeting of the Compensation Committee and Board of Director's following such executive's hire date. The recommendations of the Compensation Committee are subsequently submitted to the Board of Directors for approval. We intend to ensure that we do not award equity grants in connection with the release, or the withholding, of material non-public information, and that the grant value of all equity awards is equal to the fair market value on the date of grant. The Compensation Committee will consider whether or not to grant additional options to the management team on an annual basis.

        Benefits

        The Named Executive Officers are eligible for the same level and offering of benefits made available to other employees, including our 401(k) plan, health care plan, life insurance plan and other welfare benefit programs. Our benefits are designed to be competitive with other employers in the central/northern Indiana region to enable us to compete for and retain employees.

        In addition, we maintain the Haynes International, Inc. Pension Plan, a defined benefit pension plan for the benefit of all eligible domestic employees, including the Named Executive Officers. As of December 31, 2005, the Pension Plan was closed to new salaried employees and, as of December 31, 2007, the benefits of all salaried participants in the Pension Plan were frozen and no further benefits will accumulate.

        Until his retirement, Mr. Petro participated in the Supplemental Executive Retirement Plan, or SERP. A discussion of the SERP is set forth below under "CEO Compensation."

        Perquisites

        We provide limited perquisites to certain executives. These arrangements are primarily intended to increase the efficiency of an executive by allowing him or her to focus on business issues and to provide business and community development opportunities. In fiscal 2008, these perquisites consisted of company cars for Messrs. Petro, Martin, Cijan, and Laird; country club memberships for Messrs. Petro, Martin, Cijan and Laird; and the payment of life insurance and disability insurance premiums for Messrs. Petro, Martin, Cijan, Laird and Pinkham. In addition, Mr. Petro was entitled to reimbursement for personal travel as provided in his employment agreement, which is discussed under "CEO Compensation" in greater detail. With the exception of Mr. Petro's personal travel and life insurance premiums, and taxable income from company cars for Messrs. Martin, Laird and Cijan in fiscal 2007 and fiscal 2008, no single perquisite exceeded $10,000 per year.

        Severance; Change in Control

        Pursuant to his employment agreement in effect for fiscal 2008, Mr. Petro was entitled to compensation under certain circumstances relating to his severance from employment with the Company. This severance compensation is discussed in greater detail under "CEO Compensation".

        We have entered into Termination Benefits Agreements with the Named Executive Officers (other than Mr. Petro), which provide severance and change in control compensation. We recognize that Haynes, as a publicly-traded company, may become the target of a proposal which could result in a change in control, and that such possibility and the uncertainty and questions which such a proposal may raise among management could cause our Named Executive Officers to leave or could distract them in the performance of their duties, to our detriment and the detriment of our Stockholders. We have entered into these agreements to protect the Named Executive Officers against the loss of their positions and to reinforce and encourage their continued attention to their assigned duties without distraction, ensuring their continued availability in the event of a proposed change in control transaction. We believe that these objectives are in the best interests of the company and our Stockholders. We also believe that it is in the best interests of Haynes and our Stockholders to offer such agreements to our Named Executive Officers insofar as we compete for executive talent in a highly competitive market in which companies routinely offer similar severance and change in control benefits to senior executives.

        CEO Compensation

        Francis J. Petro

        Mr. Petro's compensation was determined using the same principles as applied to the other Named Executive Officers. It is the goal of the Compensation Committee to ensure that the process for assessing the Chief Executive Officer performance is objective and thorough, with performance standards that emphasize corporate performance goals and Stockholder value.

        As with the other Named Executive Officers, the Compensation Committee began the assessment of Mr. Petro's compensation by looking at his position relative to other CEO's in the Peer Group. As of September 30, 2008, as established by his employment agreement, Mr. Petro's:

  •
  base salary was 110% of the median of the CEO's in the Peer Group,

  •
  actual annual bonus under the management incentive plan was 30% of the median of the CEO's in the Peer Group, and

  •
  total compensation was 42% of the median of the CEO's in the Peer Group.

        As was the case with the other Named Executive Officers, Mr. Petro received significant up-front equity in fiscal 2004 in the form of 200,000 stock options in connection with our emergence from Chapter 11 reorganization. A discussion of this grant can be found above under "History of our Compensation Programs." From fiscal 2004 through March 2007, Mr. Petro was granted no further stock options. In March 2007 Mr. Petro was granted 24,000 stock options. This amount was based on the same analysis as the grants made to the other Named Executive Officers discussed above under "Elements of Compensation—Stock Options." Mr. Petro was not granted any stock options in fiscal 2008.

        There are two elements of Mr. Petro's compensation which were unique among the Named Executive Officers. First, we entered into an employment agreement with Mr. Petro. Since the date of Mr. Petro's employment with the Company, the terms of his employment and compensation were set forth in an employment agreement. As part of our reorganization, Mr. Petro entered into an amended employment agreement which terminated on September 30, 2007. Our Compensation Committee recommended that we enter into a new one-year agreement with Mr. Petro to become effective on October 1, 2007, following the termination of the then-effective agreement. The Compensation

Committee believes that an employment agreement serves as an inducement to our chief executive to work at a small, dynamic and rapidly growing company. Mr. Petro is a highly experienced executive with approximately 40 years of experience in the metals industry. The terms of Mr. Petro's employment agreement in effect for fiscal 2008 are described below under "Summary Compensation Table and Narrative Disclosure".

        In addition to his employment agreement, prior to his retirement Mr. Petro was also the sole participant in our Supplemental Executive Retirement Plan, or SERP. The purpose of the SERP is to provide unfunded, non-qualified deferred compensation benefits upon a participant's retirement, disability or death. The Compensation Committee believed that Mr. Petro's seniority, role within our company, and his demonstrated commitment and dedication to our Company justified the benefits he received under the SERP. Pursuant to Mr. Petro's SERP agreement, his benefit under the SERP is equal to 3% of the product of his years of service and his average compensation, reduced by the value of benefits to which Mr. Petro may be entitled under our Pension Plan. Upon his retirement, this benefit was set to be paid in two actuarial equivalent lump sum payments as previously elected by Mr. Petro.

        Mark Comerford

        Effective October 1, 2008, Mark Comerford was appointed President and CEO of the Company. With the recommendation and approval of the Compensation Committee, the Company entered into an Employment Agreement with Mr. Comerford on September 8, 2008. The Agreement's initial term began at the close of business on September 30, 2008 and ends on September 30, 2011 and will automatically extend for one year periods thereafter assuming mutual consent of the Company and Mr. Comerford. Pursuant to the Agreement, Mr. Comerford's base salary is $425,000 per year (90% of the median CEO salary in the Peer Group), with bonus targets to be determined by the Compensation Committee annually prior to or at the commencement of the applicable fiscal year. In addition, the Company paid Mr. Comerford a one-time transition bonus in the amount of $340,000.00. Mr. Comerford was also granted 20,000 stock options with an exercise price of $46.83. The options vest in three equal annual installments beginning October 1, 2009

Compensation Tables and Narrative Disclosure

        Summary Compensation Table

        The following tables, footnotes and narratives provide information regarding the compensation, benefits and equity holdings in the company for the CEO, CFO and the other Named Executive Officers.

        The narrative and footnotes below describe the total compensation paid for fiscal 2007 and fiscal 2008 to the Named Executive Officers, each of whom was serving as an executive officer on September 30, 2008, the last day of our fiscal year. For information on the role of each element of compensation within the total compensation package, please see the discussion above under "Compensation Discussion and Analysis".

        Salary—This column represents the base salary earned during fiscal 2007 and fiscal 2008, including any amounts invested by the Named Executive Officers in our 401(k) plan.

        Option Awards—This column represents the compensation expense we recognized for financial statement reporting purposes for options awarded in fiscal 2007 and fiscal 2008, computed in accordance with Financial Accounting Standard (FAS) 123R, with respect to stock options granted in fiscal 2007 and fiscal 2008. Under FAS 123R, compensation expense is calculated using the Black-Sholes option pricing method and spread over the expected life of the stock option.

        Non-Equity Incentive Plan Compensation—This column represents cash bonuses earned in fiscal 2007 and fiscal 2008 by the Named Executive Officers under the 2007 and 2008 MIP.

        Change in Pension Value and Nonqualified Deferred Compensation Earnings—This column represents the actuarial increase during fiscal 2007 and fiscal 2008 in the pension value for the Named Executive Officers under the Haynes International, Inc. Pension Plan, and, in the case of Mr. Petro, the SERP. We do not pay above market rates or preferential rates under the SERP. A description of the Pension Plan can be found below under "Pension Benefits".

        All Other Compensation—This column represents all other compensation paid or provided to the Named Executive Officers for fiscal 2007 and fiscal 2008 not reported in previous columns, such as our matching contributions to 401(k) plans, payment of insurance premiums and costs of providing certain perquisites and benefits.

Name And Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(4)	Total ($)
F. J. Petro,	2007	$480,000	$457,419	$160,000	$361,656	(3)	$65,038	$1,524,113
President & CEO	2008	$519,231	—	$150,000	$(104,837)	(3)	$69,337	$633,731
M. Martin,	2007	$222,308	$228,710	$57,500	$64,749		$32,012	$605,279
VP of Finance & CFO	2008	$234,539	$246,155	$65,000	$57,308		$15,860	$618,862
A. A. Cijan,	2007	$202,308	$190,591	$45,000	$23,732		$20,145	$481,776
VP of Facilities Planning	2008	$204,615	$164,104	—	$9,251		$20,073	$398,043
J. A. Laird,	2007	$202,308	$190,591	$52,500	$68,524		$23,955	$537,878
VP of Marketing, Research & Development	2008	$211,815	$205,130	$60,000	$40,244		$19,614	$536,803
S. Pinkham,	2007	$164,808	$95,296	$20,625	$7,634		$6,242	$294,605
VP of Manufacturing Operations	2008	$188,269	$164,104	$35,000	$(2,333)		$9,349	$394,389

(1)
The options were valued pursuant to FAS 123R using the Black-Sholes option pricing model, and using the following assumptions: dividend yield of 0%; risk free rate of return of 4.45%; expected volatility of 30%; and an expected life of three years.

(2)
Amounts earned in fiscal 2008 under the 2008 MIP were paid in the first quarter of fiscal 2009; amounts earned in fiscal 2007 under the 2007 MIP were paid in the first quarter of fiscal 2008. Please see the discussion of the Management Incentive Plan under "Compensation Discussion and Analysis".

(3)
Reflects $12,037 and $60,553 in fiscal 2007 and 2008, respectively, attributable to a change in the value of Mr. Petro's benefits under the pension plan, and $349,619 and $(165,390) in fiscal 2007 and 2008, respectively, attributable to a change in the value of Mr. Petro's benefits under the SERP.

(4)
Amounts shown in the 'All Other Compensation" column include the following:

Name	Year	Taxable Auto	Personal Travel	Country Club	Life Insurance	Disability Insurance	401(k) Company Match	401(m) Company Match	Total
F. J. Petro	2007	$1,486	$35,634	$3,892	$16,012	$4,691	$3,323	—	$65,038
	2008	$2,541	$31,933	$3,360	$16,012	$4,691	$7,980	$2,820	$69,337
M. Martin	2007	$18,314	—	$4,595	$1,175	$4,447	$3,481	—	$32,012
	2008	$1,404	—	$2,520	$1,241	$4,083	$6,612	—	$15,860
A. A. Cijan	2007	$10,646	—	—	$1,604	$3,297	$4,246	$352	$20,145
	2008	$5,496	—	$3,360	$1,624	$3,361	$6,222	$10	$20,073
J. A. Laird	2007	$10,775	—	$3,924	$1,069	$3,588	$4,216	$383	$23,955
	2008	$4,691	—	$3,360	$1,119	$3,706	$6,738	—	$19,614
S. Pinkham	2007	—	—	—	$818	$2,461	$2,963	—	$6,242
	2008	—	—	—	$990	$2,560	$5,799	—	$9,349

        Employment Agreement with Mr. Petro

        Pursuant to Mr. Petro's employment agreement in effect on September 30, 2008, Mr. Petro's base salary in fiscal 2008 was $520,000 per year (with actual base salary paid in the fiscal year of $519,231), with bonus targets to be determined by the Board of Directors annually prior to or at the commencement of the applicable fiscal year. Under this agreement, if Mr. Petro's employment (a) expired at the end of the term of the agreement, (b) was terminated for "cause" or Mr. Petro resigned without "good reason", or (c) ended due to death or disability, he would be entitled to the benefits under the SERP. If Mr. Petro's employment was terminated without "cause" or by Mr. Petro resigned for "good reason", Mr. Petro was entitled to: (a) the benefits under the SERP; (b) a lump sum payment equal to (i) the amount of the annual base salary he would have earned if he had continued to be employed for the entire term of the agreement, plus (ii) the amount of the target bonus under the fiscal 2008 MIP; and (c) continuation of medical and hospitalization benefits through the term of the agreement, although such benefits terminate to the extent that Mr. Petro obtains comparable benefits coverage from another employer. Mr. Petro's employment ended on September 30, 2008, at the end of the contract term.

        Grants of Plan-Based Awards in Fiscal 2008

        During fiscal 2008, the Named Executive Officers received two types of plan-based awards:

        Management Incentive Plan—The MIP is an incentive plan based on achieving pre-established performance goals. Awards under the Management Incentive Plan are paid in cash. For details of this plan, see the description above under "Compensation Discussion and Analysis—Setting Named Executive Officer Compensation in Fiscal 2008—Management Incentive Plan—Annual Non-Equity Incentive Plan Compensation".

        Stock Options—Non-qualified options were granted on March 31, 2008 under the Haynes International, Inc. 2007 Stock Option Plan. Each option vests in three equal installments on the first, second and third anniversaries of the grant date, remains exercisable for ten years and has an exercise price equal to the closing stock price on the day prior to the date of grant.

        Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)
							Exercise or Base Price of Option Awards ($/SH)(2)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant type	Grant Date	Threshold ($)	Target ($)	Max ($)
F. J. Petro	MIP	—	$208,000	$416,000	$624,000
	Option					—	—	—
M. Martin	MIP	—	$57,500	$103,500	$155,250
	Option	3/31/08				15,000	$54.00	$246,155
A.A. Cijan	MIP	—	$52,500	$94,500	$141,750
	Option	3/31/08				10,000	$54.00	$164,104
J.A. Laird	MIP	—	$52,500	$94,500	$141,750
	Option	3/31/08				12,500	$54.00	$205,130
S. Pinkham	MIP	—	$21,875	$43,750	$65,625
	Option	3/31/08				10,000	$54.00	$164,104

(1)
These columns reflect amounts under the MIP for fiscal 2008 only. "Threshold" column represents the minimum payable when threshold performance is met. The "Target" column represents the amount payable if the target performance is met, and the "Maximum" column represents the maximum payable in the event that the highest level of financial performance is met. For fiscal 2008, the Named Executive Officers were not paid at these levels. For a discussion of actual payments made under the fiscal 2008 MIP, see "Compensation Discussion and Analysis—Setting Named Executive Officer Compensation in Fiscal 2008—Management Incentive Plan—Annual Non-Equity Incentive Plan Compensation". All awards were paid out in the first quarter of fiscal 2009.

(2)
The exercise price of each option is equal to the closing market price of shares of common stock on the day prior to the grant date, March 31, 2008.

(3)
Represents the grant date fair value calculated in accordance with FAS 123R, but excludes any forfeiture assumptions related to service-based vesting conditions as prescribed by SEC rules.

        Outstanding Equity Awards at Fiscal Year-End

        The table below provides information on the Named Executive Officers' outstanding equity awards as of September 30, 2008. The equity awards consist of stock options. The table includes the following:

        Number of Securities Underlying Unexercised Options (Exercisable)—The column represents options to buy shares of common stock which are fully vested and subject to forfeiture only with respect to a break in service.

        Number of Securities Underlying Unexercised Options (Unexercisable)—The column represents options to buy shares of common stock which are not fully vested. All options vest in three equal annual installments on the first, second and third anniversaries of the grant date.

        Option Exercise Price—In the case of grants made in connection with our emergence from Chapter 11 reorganization on August 31, 2004, the exercise price was $12.80 per share, which was established by the creditors committee and set forth in the plan of reorganization. The fair value of our common stock on August 31, 2004 was $15.37 per share without regard to any adjustment for lack of marketability or minority discount, but based upon a contemporaneous valuation of the enterprise as a whole using the same discounted cash flow method used in determining our reorganization value. All other option exercise prices are equal to the closing market price of shares of common stock on the grant date.

        Option Expiration Date—This is the date upon which an option will expire if not yet exercised by the optionholder. In all cases, this is ten years from the date of grant.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date
F. J. Petro	3/30/07	8,000	16,000	(2)	$72.93	3/30/2017	(2)
M. Martin	8/31/04	49,679	—		$12.80	8/31/2014
	3/30/07	4,000	8,000		$72.93	3/30/2017
	3/31/08	—	15,000		$54.00	3/31/2018
A. A. Cijan	8/31/04	49,679	—		$12.80	8/31/2014
	3/30/07	3,333	6,667		$72.93	3/30/2017
	3/31/08	—	10,000		$54.00	3/31/2018
J. A. Laird	3/30/07	3,333	6,667		$72.93	3/30/2017
	3/31/08	—	12,500		$54.00	3/31/2018
S. Pinkham	3/30/07	1,666	3,334		$72.93	3/30/2017
	3/30/08	—	10,000		$54.00	3/30/2018

(1)
Vest in three equal annual installments on the first, second and third anniversaries of the grant date.

(2)
As a result of Mr. Petro's retirement, all unexercisable options terminated effective October 1, 2008. Also as of that date, the expiration date for all vested but unexercised options became March 31, 2009, which is six months from the date of retirement.

        Option Exercises

        The table below provides information on the Named Executive Officers' exercise of vested stock options in fiscal 2008:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
F. J. Petro	99,356	$5,437,504
M. Martin	—	$0
A. A. Cijan	—	$0
J. A. Laird	—	$0
S. Pinkham	16,667	$1,021,354

        Pension Benefits

        We maintain a defined benefit pension plan for the benefit of eligible domestic employees designated as the Haynes International, Inc. Pension Plan. The pension plan is qualified under Section 401 of the Internal Revenue Code, permitting us to deduct for federal income tax purposes all amounts we contribute to the pension plan pursuant to funding requirements. The following table sets forth the range of estimated annual benefits payable upon retirement for graduated levels of average annual earnings and years of service for employees under the pension plan, based on retirement at age 65 on or after October 31, 2006. The maximum annual salary permitted for 2007 under Section 401(a)(17) of the Internal Revenue Code is $220,000. The maximum annual benefit permitted for 2007 under Section 415(b) of the Code is $175,000. As of December 31, 2005, the Pension Plan was closed to new salaried employees and, as of December 31, 2007, the benefits of all salaried participants in the Pension Plan were frozen and no further benefits will accumulate.

Name	Year	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
F. J. Petro	2008	Defined Benefit	9	$345,360
		SERP	9	$1,697,193
M. Martin	2008	Defined Benefit	22	$556,457
A. A. Cijan	2008	Defined Benefit	14	$223,448
J. A. Laird	2008	Defined Benefit	25	$568,035
S. Pinkham	2008	Defined Benefit	8	$36,432

        Participants in the pension plan are eligible to receive an unreduced pension annuity upon the first to occur of (i) reaching age 65, (ii) reaching age 62 and completing ten years of benefit service, or (iii) completing 30 years of benefit service. The final option is available only for salaried employees who were plan participants in the pension plan on March 31, 1987. For salaried employees who retire on or after July 2, 2002 under option (i) or (ii) above, the normal monthly pension benefit provided under the pension plan is the greater of (i) 1.6% of the employee's average monthly earnings multiplied by years of benefit service, plus an additional 0.5% of the employee's average monthly earnings, if any, in excess of Social Security covered compensation multiplied by years of benefit service up to 35 years, or (ii) the employee's accrued benefits as of September 30, 2002. For salaried employees who retire on or after July 2, 2002 under option (iii) above (with 30 years of benefit service), the normal monthly pension provided under the pension plan is equal to one of the following as elected by the participant: (i) the accrued benefit as of March 31, 1987 plus any supplemental retirement benefit payable to age 62, (ii) the accrued benefit as of March 31, 1987 plus any supplemental retirement benefit payable to any age elected by the participant (prior to 62) and thereafter the actuarial equivalent of the benefit payable for retirement under options (i) and (ii) above, or (iii) if the participant is at least age 55, the actuarial equivalent of the benefit payable for retirement under options (i) and (ii) above. There are provisions for delayed retirement, early retirement benefits, disability retirement, death benefits, optional methods of benefits payments, payments to an employee who leaves after five or more years of service, and payments to an employee's surviving spouse. Participants' interests are vested and they are eligible to receive pension benefits after completing five years of service. However, all participants as of October 1, 2001, became 100% vested in their benefits on that date. Vested benefits are generally paid beginning at or after age 55.

Audit Committee Report

        The Audit Committee reviews Haynes' financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended September 30, 2008, with Haynes' management and the independent auditors. These reviews included quality, not just acceptability, of accounting principles, reasonableness of significant judgments, and clarity of disclosures in financial statements. Management is responsible for the financial statements and the reporting process, including administering the systems of internal control. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America.

        The Audit Committee discussed with the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent registered public accounting firm, the auditors' independence from Haynes and its management, including the matters in the written disclosures and letter received by the Audit Committee, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and considered the compatibility of non-audit services with the auditors' independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Haynes' Annual Report on Form 10-K for the year ended September 30, 2008, for filing with the SEC, and the Board of Directors has so approved the audited financial statements.

        Respectfully submitted,

  Donald C. Campion, Chair
  Timothy J. McCarthy
  William P. Wall
  Robert H. Getz

Independent Registered Public Accounting Firm

        In accordance with its charter, the Audit Committee has selected the firm of Deloitte & Touche, LLP ("Deloitte"), an independent registered public accounting firm, to be Haynes' auditors for the fiscal year ended September 30, 2009. Before selecting Deloitte, the Audit Committee carefully considered that firm's qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Deloitte in all of these respects. Haynes has been advised by such firm that neither it nor any of its associates has any direct or material indirect financial interest in Haynes.

        Deloitte has acted as the independent registered public accounting firm for Haynes and its predecessors since 1998. Its representatives are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions concerning the audit of Haynes' financial statements.

	Fiscal 2008	Fiscal 2007
Audit fees	$904,624	$1,123,527
Audit-related fees	$38,959	$53,102
Tax fees	$495,175	$514,308

        Audit Fees—Audit fees in the fiscal years ended September 30, 2007 and 2008, included fees for an integrated audit which includes the Sarbanes-Oxley attestation audit including reporting to the Securities and Exchange Commission (SEC). Fiscal year ended September 30, 2007 included services related to the filing of a Registration Statement on Form S-1 with the SEC in connection with our equity offering.

        Audit-Related Fees—Audit-related fees in the fiscal years ended September 30, 2007 and 2008, included approximately $53,000 and $39,000 respectively, related primarily to due diligence consulting, benefit plan audits and special projects.

        Tax Fees—Tax fees in the fiscal year ended September 30, 2007 and 2008 included approximately $514,000 and $495,000 respectively, related to tax compliance, tax advice and planning services. Services include preparation of federal and state tax returns, tax planning and assistance with various business issues including correspondence with taxing authorities.

        All Other Fees—The Audit Committee reviewed the audit and non-audit services rendered by Deloitte and concluded that such services were compatible with maintaining the auditors' independence. All audit and non-audit services performed by the Company's independent registered public accounting firm are approved in advance by the Board of Directors or the Audit Committee to ensure that such services do not impair the auditors' independence.

        Haynes' policies require that the scope and cost of all work to be performed for Haynes by its independent registered public accounting firm must be pre-approved by the Audit Committee. Prior to the commencement of any work by the independent registered public accounting firm on behalf of Haynes, the independent registered public accounting firm provides an engagement letter describing the scope of the work to be performed and an estimate of the fees. The Audit Committee and the Chief Financial Officer must review and approve the engagement letter and the estimate before authorizing the engagement. The Audit Committee pre-approved 100% of the services rendered by Deloitte in fiscal 2007 and 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and greater than 10% stockholders to file reports of ownership and changes in ownership of Haynes securities with the Securities and Exchange Commission (SEC). Our employees prepare these reports for our directors and executive officers on the basis of information obtained from them and from Haynes' records. Based on information available to us, we believe that all filing requirements were met during fiscal year 2008.

2.     APPROVAL OF HAYNES INTERNATIONAL, INC. 2009 RESTRICTED STOCK PLAN

        The Stockholders are being asked to approve the Haynes International, Inc. 2009 Restricted Stock Plan (the "RSP") and the reservation of 400,000 shares of common stock for issuance thereunder.

        The Board of Directors believes that long-term incentive compensation programs align the interests of management, employees and the Stockholders to create long-term stockholder value. The Board of Directors believes that plans such as the RSP increase the Company's ability to achieve this objective, and help the Company to recruit, reward, motivate and retain talented personnel. The Board of Directors believes strongly that the approval of the RSP is important to the Company's continued

success. In particular, the Board of Directors believes that the Company's employees are its most valuable assets and that the awards permitted under the RSP are vital to the Company's ability to attract and retain outstanding and highly skilled individuals in the competitive labor markets in which the Company competes. Such awards also help the Company to motivate employees to achieve its goals.

Vote Required; Recommendation of the Board of Directors

        If a quorum is present, the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on this matter at the Annual Meeting is required to approve the RSP and the reservation of 400,000 shares of common stock for issuance thereunder.

        The Board of Directors recommends that Stockholders vote FOR the approval of the RSP and the reservation of 400,000 shares of common stock for issuance thereunder, and unless authority to vote for the ratification, continuation and non-termination of the RSP is withheld, the accompanying proxy will be voted FOR such ratification, continuation and non-termination.

Description of the RSP

        The following is a summary of the principal features of the RSP and its operation. The summary is qualified in its entirety by reference to the RSP itself, which is set forth in Appendix A.

General

        The RSP provides for the grant of restricted stock, each of which is referred to individually as an "Award." Those who will be eligible for Awards under the RSP are executive officers or other members of senior management employed by the Company or any subsidiary, and non-employee directors of the Company.

Number of Shares of Common Stock Available Under the RSP

        The Board has reserved 400,000 shares of the Company's common stock for issuance under the RSP. The shares may be authorized, but unissued, or reacquired common stock. As of this date, no Awards have been granted under the RSP. If a share of restricted stock is forfeited to the Company or withheld by the Company to satisfy the tax withholding obligations of the recipient, the forfeited or withheld shares will become available for future grant under the RSP.

        Subject to any required action by the Stockholders of the Company, if the Company declares a stock split, reverse stock split, stock dividend, combination or reclassification of the shares (including any such change in the number of shares effected in connection with a change in domicile of the Company), other extraordinary dividend or other distribution (whether in the form of cash, other securities, or other property), recapitalization, reclassification, spin-off, or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company, or other similar corporate transaction or event, there will be a proportionate increase or decrease in (i) the number of shares covered by each outstanding Award, (ii) the number of shares which have been authorized for issuance under the RSP but as to which no Awards have yet been granted or which have been returned to the RSP upon cancellation or expiration of an Award, and (iii) any affected performance goals applicable to outstanding Awards.

Administration of the RSP

        The Plan will be administered by the Compensation Committee. The Compensation Committee may establish and adopt resolutions, rules, and regulations consistent with the provisions of the RSP, and may also construe and interpret provisions of the RSP, as it deems appropriate. The Compensation Committee is also authorized to take such other action with regard to the RSP and Awards as it deems appropriate, including adopting and authorizing the Company to enter into Award Agreements. All actions of the Compensation Committee shall be final, conclusive, and binding. No member of the Compensation Committee or the Board of Directors will be liable for any action or determination made in good faith with respect to the RSP or any Award.

Restricted Stock

        Awards of restricted stock are rights to acquire shares of the Company's common stock, which vest in accordance with the terms and conditions established by the Compensation Committee in its sole discretion. Awards are made without receipt of consideration (other than the recipient's continued service). The Compensation Committee may set restrictions based on the achievement of specific performance goals for Awards made to employees. Vesting of awards granted to participants will also be time-based.

Performance Goals

        The granting and/or the vesting of Awards under the RSP may be made subject to the attainment of performance criteria determined by reference to goals pre-established by the Compensation Committee in its sole discretion, based on one or more of the following: (1) return on total stockholder equity; (2) earnings per Share; (3) income before taxes; (4) earnings before any or all of interest, taxes, minority interest, depreciation and amortization; (5) economic profit; (6) sales or revenues; (7) return on assets, capital or investment; (8) market share; (9) cost reduction goals; (10) implementation or completion of critical projects or processes; (11) operating cash flow, (12) free cash flow, and (13) any combination of, or a specified increase in, any of the foregoing.

        The performance goals may be based upon the performance of the Company or of any subsidiary or affiliate of the Company (or any divisions or business unit of such entity). The performance goals may differ from participant to participant and from Award to Award. The performance goals may also be based upon the attainment of specified levels of performance under one or more of the criteria described above relative to the performance of other comparable entities. To the extent permitted under Section 162(m) of the Internal Revenue Code (including, without limitation, compliance with any requirements for stockholder approval), the Compensation Committee in its sole discretion may designate additional business criteria on which the performance goals may be based or adjust, modify or amend the aforementioned business criteria. Performance Goals may include a threshold level of performance below which no Award will be earned, a level of performance at which the target amount of an Award will be earned and a level of performance at which the maximum amount of the Award will be earned.

Terms and Conditions of Awards Intended to Qualify as "Performance-Based Compensation" under Section 162(m)

        The RSP permits the Compensation Committee to grant "performance-based" Awards to "covered employees," as such terms are defined under Code Section 162(m). Performance-based awards are generally not subject to the cap on the deductibility of compensation paid to covered employees contained in Code Section 162(m). Covered employees are defined as the Chief Executive Officer, the Chief Financial Officer, and the next three most highly compensated executive officers of the Company.

Change in Control

        In the event of a change in control of the Company (as defined in the RSP), all restrictions on all shares underlying an Award will lapse.

Amendment and Termination of the RSP

        The Committee may amend or terminate the RSP and may thereupon change terms and conditions, in accordance with such amendments, of any Awards not theretofore issued, and, with the consent of the grantee, of any previously issued Awards. The RSP will terminate ten years after the date approved by stockholders, unless the Board of Directors terminates it earlier.

Federal Tax Aspects

Tax Effect for Participants

        A participant generally will not have taxable income at the time an Award of restricted stock is granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture (generally, when the Award vests).

Tax Effect for the Company

        The Company generally will be entitled to a tax deduction in connection with an Award under the RSP in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income. Special rules limit the deductibility of compensation paid to the Company's Chief Executive Officer, Chief Financial Officer, and to each of its three most highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the RSP, the number of Awards that any individual may receive and the types of performance criteria on which vesting can depend. The RSP has been designed to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive the maximum federal income tax deduction in connection with such Awards.

Section 409A

        Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, imposes certain new requirements on non-qualified deferred compensation arrangements. The restriction imposed by Code Section 409A should not apply to Awards under the RSP as these awards are intended to constitute restricted property within the meaning of Code Section 83.

        THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE RSP. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE

3.     OTHER MATTERS

        As of the date of this proxy statement, the Board of Directors of Haynes has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If (a) any matters not within the knowledge of the Board of Directors as of the date of this proxy statement should properly come before the meeting; (b) a person not named herein is nominated at the meeting for election as a director because a nominee named herein is unable to serve or for good cause will not serve; (c) any proposals properly omitted from this proxy statement and the form of proxy should come before the meeting; or (d) any matters should arise incident to the conduct of the meeting, then the proxies will be voted with respect to such matters in accordance with the recommendations of the Board of Directors of Haynes.

By Order of the Board of Directors,

Anastacia S. Kilian
Secretary
January 23, 2009

APPENDIX A

HAYNES INTERNATIONAL, INC.
2009 RESTRICTED STOCK PLAN

ARTICLE I
ESTABLISHMENT AND PURPOSE

        The Board of Directors of Haynes International, Inc. (the "Company") hereby establishes the Haynes International, Inc. 2009 Restricted Stock Plan ("Plan"), effective on the date this plan is approved by the stockholders of the Company (the "Effective Date"), for the purpose of making Restricted Stock Awards to eligible employees. The Plan is intended to promote the interests of the Company and the stockholders of the Company by providing directors, executive officers and other senior management employees of the Company with appropriate incentives and rewards to encourage them to enter into and continue in the employ of the Company, to acquire a proprietary interest in the long-term success of the Company and to reward the performance of individuals in fulfilling their personal responsibilities for long-range and annual achievements.

ARTICLE II
DEFINITIONS

        Section .2.01.    Definitions.    Whenever capitalized herein, capitalized terms shall have the following meanings:

          (a)   "Affiliate" means any entity in which the Company has a substantial direct or indirect equity interest (other than a Subsidiary), but only if expressly so designated by the Committee from time to time.

          (b)   "Award Agreement" means the written agreement by and between the Company and a Participant granted a Restricted Stock Award prescribing the terms, conditions, and restrictions applicable to the Award. Each Award Agreement shall be subject to the terms and conditions of the Plan and need not be identical.

          (c)   "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

          (d)   "Board of Directors" means the Board of Directors of the Company, as constituted at any time.

          (e)   "Change In Control" shall mean the occurrence of any one of the following events:

      (i)
      any Person other than an Existing Substantial Shareholder becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company's then outstanding securities (assuming conversion of all outstanding non-voting securities into voting securities and the exercise of all outstanding options or other convertible securities);

      (ii)
      the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the Effective Date, constitute the Board of Directors and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

      (iii)
      the consummation of a merger or consolidation of the Company or any Subsidiary of the Company with any other corporation (other than with an existing Substantial Shareholder or any of its affiliates), other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof, a majority of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company's then outstanding securities; or

      (iv)
      the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity controlled by an Existing Substantial Shareholder or any of its affiliates, or to an entity a majority of the combined voting power of the voting securities of which is owned by substantially all of the stockholders of the Company immediately prior to such sale in substantially the same proportions as their ownership of the Company immediately prior to such sale.

          (f)    "Cause" means the removal of a Director from office pursuant to Article III, Section 14 of the Amended and Restated By-laws of Haynes International, Inc., as amended from time to time.

          (g)   "Code" means the Internal Revenue Code of 1986, as amended.

          (h)   "Committee" means the Compensation Committee of the Board of Directors, and the composition of the Committee shall be governed by the Compensation Committee Charter as adopted by the Board of Directors and as amended from time to time.

          (i)    "Company" means Haynes International, Inc.

          (j)    "Director" means any person serving on the Board of Directors.

          (k)   "Disability" means a Total and Permanent Disability as defined in the Haynes International, Inc. Pension Plan.

          (l)    "Employee" means executive officers or other members of senior management employed by the Company or any Subsidiary. The payment of a Director's fee by the Company shall not be sufficient to constitute employment by the Company.

          (m)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (n)   "Existing Substantial Shareholder" means any Person that alone or together with its affiliates shall be the Beneficial Owner of more than 15% of the Shares Outstanding as of the Effective Date.

          (o)   "Fair Market Value" per Share as of a particular date means the last reported sale price (on the last trading day immediately preceding such date) of the Shares quoted on the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market (or any other exchange or national market system upon which price quotations for the Shares are regularly available); provided, however, if price quotations for the Shares are not regularly available on any exchange or national market system, Fair Market Value per share shall mean, as of any date, the fair market value of such Shares on such date as determined in good faith by the Board of Directors or Committee.

          (p)   "Non-Employee Director" means a Director who is a "non-employee director" within the meaning of Rule 16b-3 of the Exchange Act and who is also an "outside director" within the meaning of Section 162(m) of the Code.

          (q)   "Participant" means the Employee or Non-Employee Director who has entered into an Award Agreement with the Company pursuant to this Plan.

          (r)   "Performance Goals" means performance criteria determined by reference to goals pre-established by the Committee in its sole discretion, based on one or more of the following (if applicable, such criteria shall be determined in accordance with generally accepted accounting principles ("GAAP") or based upon the Company's GAAP financial statements): (1) return on total stockholder equity; (2) earnings per Share; (3) income before taxes; (4) earnings before any or all of interest, taxes, minority interest, depreciation and amortization; (5) economic profit; (6) sales or revenues; (7) return on assets, capital or investment; (8) market share; (9) cost reduction goals; (10) implementation or completion of critical projects or processes; (11) operating cash flow; (12) free cash flow; and (13) any combination of, or a specified increase or decrease in, any of the foregoing. The Performance Goals may be based upon the performance of the Company or of any Subsidiary or Affiliate of the Company (or any divisions or business unit of such entity). The Performance Goals may differ from Participant to Participant and from Award to Award. The Performance Goals may also be based upon the attainment of specified levels of performance under one or more of the criteria described above relative to the performance of other comparable entities. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee in its sole discretion may designate additional business criteria on which the Performance Goals may be based or adjust, modify or amend the aforementioned business criteria. Performance Goals may include a threshold level of performance below which no Award will be earned, a level of performance at which the target amount of an Award will be earned and a level of performance at which the maximum amount of the Award will be earned.

          (s)   "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any subsidiary of the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by substantially all of the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

          (t)    "Plan" means this Haynes International, Inc. 2009 Restricted Stock Plan, as set forth in this document, as amended from time to time.

          (u)   "Restricted Stock Award" or "Award" means an award of Shares subject to the terms, conditions, and restrictions described in this Plan and the Award Agreement.

          (v)   "Share" means a share of common stock, $0.001 par value, of the Company, as may be adjusted in accordance with Section 5.05 below.

          (w)  "Shares Outstanding" means the total number of Shares outstanding on a fully diluted basis, as reflected in the Company's financial statements for purposes of determining earnings per share.

          (x)   "Subsidiary" and "Subsidiaries" used herein means a company or companies of which 80% or more of the total voting power of the equity of each such company and 80% or more of the total value of the equity of each such company are owned by the Company or a Subsidiary of the Company.

          (y)   "Terminate Employment" or "Termination of Employment" means, in the case of an Employee, a complete termination of the employment relationship between an Employee and the Company and all Subsidiaries, or, in the case of a Non-Employee Director, such Non-Employee Director ceasing to serve on the Board of Directors. For purposes of this definition, a Participant who is employed by an entity that ceases to be a Subsidiary or a business unit within a Subsidiary shall be deemed to have Terminated Employment as of the date such entity ceased to be a Subsidiary or a business unit within a Subsidiary, unless the Participant is also employed by the Company or an entity that continues to be a Subsidiary or a business unit within a Subsidiary.

        Section .2.02.    Rules of Construction.

          (a)   Words used herein in the masculine gender shall be construed to include the feminine gender, where appropriate, and words used herein in the singular or plural shall be construed as being in the plural or singular, where appropriate.

          (b)   The Plan shall be construed, enforced, and administered and the validity thereof determined in accordance with the laws of the State of Indiana.

ARTICLE III
ADMINISTRATION OF THE PLAN

        The Plan shall be administered by the Committee. The Committee may establish and adopt resolutions, rules, and regulations, including revisions thereto, not inconsistent with the provisions of the Plan, and construe and interpret provisions of the Plan, as it deems appropriate to make the Plan and Restricted Stock Awards effective and to provide for the administration of the Plan, and it may take such other action with regard to the Plan and Restricted Stock Awards as it deems appropriate, including, but not limited to adopting and authorizing the Company to enter into Award Agreements. All such actions shall be final, conclusive, and binding on all persons, and no member of the Committee or the Board of Directors shall be liable for any action or determination made in good faith with respect to the Plan or any Restricted Stock Award granted hereunder.

        In furtherance, and not in limitation, of the above, the Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Restricted Stock Awards; to determine the persons to whom and the time or times at which Restricted Stock Awards shall be granted; to determine the type and number of Restricted Stock Awards to be granted, the number of Shares to which a Restricted Stock Award may relate and the terms, conditions, restrictions and performance criteria relating to any Restricted Stock Award; to determine Performance Goals no later than such time as required to ensure that an underlying Restricted Stock Award which is intended to comply with the requirements of Section 162(m) of the Code so complies; to determine whether, to what extent, and under what circumstances a Restricted Stock Award may be settled, cancelled, forfeited, exchanged, or surrendered; and to make adjustments in the terms and conditions of, and the Performance Goals (if any) included in, Awards.

ARTICLE IV
ELIGIBILITY

        Section .4.01.    Eligibility.    Restricted Stock Awards may be made from time to time in the discretion of the Committee to any Employee or Non-Employee Director. In determining the Employees and Non-Employee Directors to receive Awards and the extent of their participation in the Awards granted under this Plan, the Committee shall take into account such factors as the Committee deems relevant in its discretion in furtherance of the purposes of this Plan. The Committee shall, in its sole discretion, determine the number of Shares subject to each Restricted Stock Award, subject, however, to the terms and conditions of the Plan.

        Section .4.02.    Participation by Director.    Members of the Committee who are eligible either for Restricted Stock Awards or have been granted Restricted Stock Awards may vote on any matters affecting the administration of the Plan or the grant of any Restricted Stock Awards pursuant to the Plan, except that no such member shall act upon the granting of a Restricted Stock Award to himself, but any such member may be counted in determining the existence of a quorum at any meeting of the Committee and may be counted as part of an action by unanimous written consent during or with respect to which action is taken to grant Restricted Stock Awards to him or her.

ARTICLE V
RESTRICTED STOCK AWARDS

        Section .5.01.    Grant of Restricted Stock Awards.    Subject to the terms, provisions, and conditions of the Plan, the Committee shall, in its sole discretion, select those Employees and Non-Employee Directors to whom Restricted Stock Awards are to be granted. The Committee shall also have exclusive power to determine (i) when Restricted Stock Awards will be made, (ii) the number of Shares covered by each Restricted Stock Award, (iii) when the restrictions applicable to the Restricted Stock Award will lapse, (iv) the Performance Goals applicable to any Restricted Stock Award, (v) any other terms of Restricted Stock Awards, and (vi) the form of Award Agreements. Restricted Stock Awards may be made to the same person on more than one occasion.

        Section .5.02.    Terms and Conditions of Restricted Stock Awards.    Each Restricted Stock Award made under the Plan shall contain the following terms, conditions, and restrictions and such additional terms, conditions, and restrictions as may be determined by the Committee:

          (a)   Restrictions.    Until the restrictions set forth in this Subsection (a) lapse pursuant to Subsection (b), (c), (d) or (e), Shares awarded to a Participant in accordance with a Restricted Stock Award and which are still subject to such restrictions shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.

          (b)   Lapse of Restrictions for Grants to Employees.    Except as set forth in Subsections (d) and (e), the restrictions set forth in Subsection (a) shall begin to lapse on or after (but not before) the first anniversary of the date of any Restricted Stock Award made to an Employee at such times and to such extent as the Committee may designate in the Award Agreement (including, without limitation, the attainment of Performance Goals).

          (c)   Lapse of Restrictions for Grants to Non-Employee Directors.    Except as set forth in Subsections (d) and (e), the restrictions set forth in Subsection (a) shall lapse for any Restricted Stock Award made to a Non-Employee Director upon the earlier of (i) the third anniversary of the date of the grant of the Restricted Stock Award or (ii) the failure of such Non-Employee Director to be re-elected at an annual meeting of the stockholders of the Company as a result of such Non-Employee Director being excluded from the nominations for any reason other than Cause.

          (d)   Termination of Employment by Reason of Death or Disability.    Notwithstanding any provision of Subsection (a) to the contrary, if (i) an Employee who has been in the continuous employment, or (ii) a Non-Employee Director who has served on the Board of Directors, of the Company and/or a Subsidiary for at least one year since the date of a Restricted Stock Award, either dies or Terminates Employment because of his Disability while in such employment, then the restrictions set forth in Subsection (a) shall lapse on the day of such event as to all Shares subject to such Restricted Stock Award.

          (e)   Change in Control.    Notwithstanding any other provision of this Plan, all restrictions with respect to Shares subject to a Restricted Stock Award shall lapse upon a Change in Control.

          (f)    Agreement by Employee Regarding Withholding Taxes.    Each Employee granted a Restricted Stock Award shall agree that the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due or to become due to an Employee any federal, state, or local taxes of any kind required by law to be withheld with respect to Shares subject to the Restricted Stock Award, or if there are no such payments due or to become due to the Employee, the Employee will pay to the Company, or make arrangements satisfactory to the Committee, regarding payment of any federal, state, or local taxes of any kind required by law to be withheld with respect to Shares subject to the Restricted Stock Award.

          With respect to any Restricted Stock Award, the Committee may, in its discretion and subject to such rules as the Committee may adopt, permit the Employee to elect to satisfy, in whole or in part, any withholding tax obligation that may arise in connection with the Shares subject to the Restricted Stock Award by having the Company retain or accept from the Employee delivery of Shares having a Fair Market Value equal to the amount of the withholding tax to be satisfied by such retention or delivery.

          (g)   Forfeiture of Award.    Any Shares as to which the restrictions of Section 5.03(a) have not lapsed in accordance with this Section 5.03 as of the date of a Participant's Termination of Employment shall be forfeited and returned to the Company as of such date without the payment of consideration by the Company.

        Section .5.03.    Rights With Respect to Shares.    A Participant to whom a Restricted Stock Award has been made shall have absolute beneficial ownership of the Shares awarded to him, including the right to vote the shares and to receive dividends thereon; subject, however, to the terms, conditions, and restrictions described in the Plan and/or the Award Agreement. The certificate(s) for such shares, with restrictive legends thereon, shall be held by the Company for the Participant's benefit until the restrictions lapse, whereupon certificates without restrictive legends shall be issued and delivered to him.

        Section .5.04.    Restrictive Legends.    Certificates for Shares issued pursuant to Restricted Stock Awards shall bear an appropriate legend referring to the terms, conditions, and restrictions described in the Plan and the Award Agreement. Any attempt to dispose of any Shares in contravention of the terms, conditions, and restrictions described in the Plan or the Award Agreement shall be ineffective.

        Section .5.05.    Adjustment of Shares.    Subject to any required action by the stockholders of the Company, (i) the number of Shares covered by each outstanding Restricted Stock Award, (ii) the number of Shares which have been authorized for issuance under the Plan but as to which no Restricted Stock Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of a Restricted Stock Award, and (iii) the Performance Goals applicable to outstanding Restricted Stock Awards, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares (including any such change in the number of Shares effected in connection with a change in domicile of the Company), other extraordinary dividend or other distribution (whether in the form of cash, other securities, or other property), recapitalization, reclassification, spin-off, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event (an "Event") or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". The Committee shall take all actions necessary or desirable to effect such and the actions of the Committee in that respect shall be final, binding and conclusive. If any of the foregoing adjustments shall result in a fractional Share, the fraction shall be disregarded, and the Company shall have no obligation to make any cash or other payment with respect to such a fractional Share.

        Section .5.06.    Termination of Awards Under Certain Conditions.    The Committee may cancel any unexpired outstanding Awards at any time, if the grantee is not in compliance with all applicable provisions of this Plan or with any Award Agreement or if the grantee engages in any of the following activities without the prior written consent of the Company:

          (a)   Directly or indirectly renders services to or for an organization, or engages in a business, that is, in the judgment of the Committee, in competition with the Company.

          (b)   Discloses to anyone outside of the Company, or uses for any purpose other than the Company's business, any confidential or proprietary information or material relating to the Company.

The Committee may, in its discretion and as a condition to the exercise of an Award, require a grantee to acknowledge in writing that he is in compliance with all applicable provisions of this Plan and of any Award Agreement and has not engaged in any activities referred to in clauses (a) and (b) above.

ARTICLE VI
COMPLIANCE WITH LAW AND OTHER CONDITIONS

        Section .6.01.    Issuance of Shares and Compliance with Securities Laws.    The Company may postpone the issuance and delivery of certificates representing Shares until (i) the admission of such shares to listing on any stock exchange on which Shares are then listed and (ii) the completion of such registration or other qualification of such shares under any state or federal law, rule, or regulation as the Company shall determine to be necessary or advisable, which registration or other qualification the Company shall use its best efforts to complete.

        Section .6.02.    Restrictions Upon Resale of Unregistered Stock.    If the Shares that have been awarded to a Participant pursuant to the terms of the Plan are not registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement, the Committee may require such Participant to represent and agree in writing that (i) any Shares acquired by such Participant pursuant to the Plan will not be sold except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to an exemption from registration under said Act and (ii) such Participant is acquiring such Shares for his own account and not with a view to the distribution thereof.

ARTICLE VII
AMENDMENT OR TERMINATION OF PLAN

        The Committee may amend or terminate the Plan and may thereupon change terms and conditions, in accordance with such amendments, of any Restricted Stock Awards not theretofore issued, and, with the consent of the grantee, of any previously issued Restricted Stock Awards.

ARTICLE VIII
SHARES OF COMMON STOCK SUBJECT TO THE PLAN

        Section .8.01.    Number.    Subject to adjustment as provided in Section 5.05 of this Plan, the maximum aggregate number of Shares which may be issued pursuant to Awards granted under the Plan shall not exceed four hundred thousand (400,000) Shares. To the extent any Award granted under the Plan shall, in whole or in part, terminate for any reason, or Shares subject to an Award are withheld to satisfy tax withholding obligations or otherwise returned to the Company prior to the lapse of the restrictions hereunder, the Shares that are subject to restrictions hereunder at the time of termination or return shall revert to the Company and thereafter be available for future grants under the Plan.

        Section .8.02.    Future Transactions.    The existence of the Plan, any Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of stock or of Awards, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Shares or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

ARTICLE IX
MISCELLANEOUS PROVISIONS

        Section .9.01.    Shares Derived From Restricted Stock.    Any Shares issued as a stock dividend on, or as a result of stock splits, combinations, exchanges of shares, reorganizations, mergers, consolidations or otherwise with respect to, Shares issued pursuant to a Restricted Stock Award shall have the same status and bear the same legend as the shares issued pursuant to the Restricted Stock Award.

        Section .9.02.    Notices.    Except as specifically set forth in this Plan, all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by registered or certified mail, postage prepaid.

        Section .9.03.    No Employment Rights.    Nothing contained in the Plan or any Award Agreement executed pursuant to the Plan shall confer upon the Participant any right to continued employment by the Company or a Subsidiary or any right to continue to be a member of or to be nominated for election to the Board, or limit in any way the right of the Company or a Subsidiary to terminate his employment, with or without cause, at any time.

        Section .9.04.    Successor.    This Plan and the obligations hereunder shall be binding on any successor of the Company.

        Section .9.05.    Effective Date and Term of the Plan.    The Plan shall become effective as provided herein, and no Restricted Stock Awards shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date.

Date Signature(s) in Box Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Please detach here This Proxy is solicited on behalf of the Board of Directors. Please date, sign and return as soon as possible in the enclosed envelope.Your vote is important, regardless of the number of shares you own. 1. Election of directors: 01 Paul J. Bohan 05 Robert H. Getz ☐ Vote FOR ☐ Vote WITHHELD 02 Donald C. Campion 06 Timothy J. McCarthy all nominees from all nominees 03 Mark Comerford 07 William P.Wall (except as marked) 04 John C. Corey (Instructions: To withhold authority to vote for any indicated nominee(s), write the number(s) of the nominee(s) in the box provided to the right.) The Board of Directors Recommends a Vote FOR Item 1. 2. Haynes International, Inc. 2009 Restricted Stock Plan: To approve the Haynes ☐ For ☐ Against ☐ Abstain International, Inc. 2009 Restricted Stock Plan and the reservation of 400,000 shares of common stock for issuance thereunder. The Board of Directors Recommends a Vote FOR Item 2. 3. Other Matters: In their discretion, on such other matters as may properly come before the Annual Meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO PROPOSAL 3. Address Change? Mark Box ☐ Do you plan to personally attend ☐ Yes Indicate changes below: the Annual Meeting of Stockholders?

Haynes International, Inc. 1020 West Park Avenue, P.O. Box 9013 Kokomo, Indiana 46904-9013 proxy This Proxy is solicited by the Board of Directors for use at the Annual Meeting on Monday, February 23, 2009, or any adjournment thereof. This Proxy, when properly executed, will be voted as directed, but, if not otherwise directed, this Proxy will be voted FOR the approval of Proposals 1 and 2. On any other matters that may properly come before the Annual Meeting, this Proxy will be voted in accordance with the best judgment of the proxies. By signing the Proxy, you revoke all prior proxies and appoint Mark Comerford, Marcel Martin and Anastacia S. Kilian, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Receipt of the Notice of Meeting of Stockholders of the Company, the Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 is hereby acknowledged. This Proxy may be revoked by the undersigned at any time before it is exercised by (i) executing and delivering to the Company a later-dated Proxy, (ii) attending the Annual Meeting and voting in person, or (iii) giving written notice of revocation to the Secretary of the Company. HAYNES INTERNATIONAL, INC. ANNUAL MEETING OF STOCKHOLDERS Monday, February 23, 2009 2:00 p.m. (EST) CONRAD INDIANAPOLIS 50 West Washington Street Indianapolis, Indiana 46204 See reverse for voting instructions.

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HAYNES INTERNATIONAL, INC. NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 23, 2009
TABLE OF CONTENTS
APPENDIX A HAYNES INTERNATIONAL, INC. 2009 RESTRICTED STOCK PLAN